Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy Chief Financial Officer (408) 986-9888	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550
INTEVAC INC. REPORTS
SECOND-QUARTER 2005 FINANCIAL RESULTS
$3.9 Million Net Income on Rising Equipment Revenues
Santa Clara, Calif. — August 1, 2005 — Intevac, Inc. (Nasdaq: IVAC) reported financial results for the second quarter and six months ended July 2, 2005.
Revenues for the second quarter of 2005 were $30.4 million, including $28.3 million of Equipment revenues and $2.1 million of Imaging revenues. Equipment revenues consisted of six 200 Lean systems; three disk lubrication systems; equipment upgrades, spares, consumables and service; and flat panel technology license fees. Imaging revenues were primarily from research and development contracts. In the second quarter of 2004, revenues were $17.8 million, including $15.4 million of Equipment revenues and $2.4 million of Imaging revenues. Equipment revenues improved as a result of increased sales of disk manufacturing equipment and a one-time flat panel technology license fee. Imaging revenues decreased as a result of lower revenues from research and development contracts.
Net profit for the quarter was $3.9 million or $0.19 per diluted share on 21,144,000 weighted-average shares outstanding, compared to a net profit of $677,000, or $0.03 per diluted share on 20,678,000 weighted-average shares outstanding, in the second quarter of 2004. The improvement in net income was primarily the result of higher sales of disk manufacturing systems, the sale of a flat panel technology license and higher interest income. The improvement was partially offset by higher research and development expenses in Imaging related to development of extreme low light sensors for night vision applications and increased costs in Equipment related to business development, customer service and support. The Company plans to open field offices in China and Japan during the third quarter of 2005 to provide installation and post-sale support to its Equipment customers.
Total revenues for the first six-months of 2005 rose to $41.0 million from $24.2 million in the first six-months of 2004. Equipment revenues were $36.9 million, compared to $19.6 million in the prior year period. The increase was attributable to higher sales of disk sputtering systems and components and the sale of a flat panel technology license. Imaging revenues were $4.2 million, down from $4.6 million in the prior year period, due to lower revenues from research and development contracts.
Net income for the first six-months of 2005 was $30,000, or $0.00 per diluted share on 20,989,000 weighted-average shares outstanding, compared to net loss of $2.7 million, or $0.14 per diluted share on 19,373,000 weighted-average shares, for the same period in 2004. The improvement was attributable to higher sales of disk manufacturing systems, the sale of a flat panel technology license and higher interest income. This increase was partially offset by higher research and development expenses in Imaging related to development of extreme low light sensors for night vision applications, increased costs in Equipment related to business development, customer service and support, and increased audit costs related to testing of internal controls.

Order backlog totaled $65.4 million on July 2, 2005, compared to $66.0 million on April 2, 2005, and $46.6 million on July 26, 2004. Order backlog does not include orders for six magnetic media manufacturing systems that were received subsequent to July 2, 2005. Since the beginning of the year, the Company has received orders for twenty-eight magnetic media manufacturing systems.
Intevac Chief Executive Kevin Fairbairn commented: “We now have multiple deliveries of 200 Lean systems to each of four customers scheduled in 2005 and, based on our current order backlog, we expect to deliver and recognize revenue on at least twenty-one 200 Lean systems and six legacy MPD 250 systems during 2005. We are also projecting significant growth in 200 Lean shipments in 2006 and believe the transition to perpendicular recording will be a key factor driving this demand.
“Our operations group also did an excellent job this quarter,” Fairbairn added. “We increased 200 Lean production to the rate of one system per week; pulled in delivery of a 200 Lean for one customer; delivered a much higher level of spares and upgrade orders than forecast; and significantly reduced 200 Lean costs relative to last year. As a result, revenue and profitability significantly exceeded our beginning of quarter expectations.”
Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PDT. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 7683633.
About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment to manufacturers of magnetic media used in hard disk drives and a developer and provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, scheduled opening of field offices in China and Japan, the number of magnetic disk manufacturing systems scheduled for delivery and revenue recognition during 2005, projected growth in 200 Lean shipments during 2006 and the projected transition to perpendicular recording. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to, failure to open field offices as necessary, failure to achieve projected unit shipments and revenue recognition in 2005, and failure to achieve projected increases in 200 Lean shipments in 2006. Any of these risks could have a material impact on our business, our financial results and our stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		6 months ended
	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues
Equipment	$28,337	$15,403	$36,873	$19,556
Imaging	2,081	2,361	4,150	4,643

Total net revenues	30,418	17,764	41,023	24,199

Gross profit (loss)	9,661	5,680	11,656	7,299
Gross margin
Equipment	33.4%	35.0%	30.2%	34.2%
Imaging	9.2%	12.5%	12.1%	13.3%

Consolidated	31.8%	32.0%	28.4%	30.2%

Operating expenses
Research and development	3,413	3,083	6,538	6,141
Selling, general and administrative	2,741	2,223	5,932	4,393

Total operating expenses	6,154	5,306	12,470	10,534

Operating income/(loss)
Equipment Products	4,672	1,520	2,001	(680)
Imaging	(1,278)	(942)	(2,459)	(1,831)
Corporate	113	(204)	(356)	(724)

Total operating profit/(loss)	3,507	374	(814)	(3,235)

Other income	423	303	854	540

Profit/(Loss) before provision for income taxes	3,930	677	40	(2,695)
Provision for (Benefit from) income taxes	3	—	10	(12)

Net Income/(Loss)	$3,927	$677	$30	($2,683)

Income (loss) per share
Basic	$0.19	$0.03	$0.00	($0.14)
Diluted[a]	$0.19	$0.03	$0.00	($0.14)
Weighted average common shares outstanding
Basic	20,391	20,010	20,317	19,373
Diluted[a]	21,144	20,678	20,989	19,373
a Diluted earnings per share exclude “as converted” treatment of the Company’s 6 1/2% Convertible Subordinated Notes Due 2009 and the effect of outstanding stock options when these potentially dilutive securities are anti-dilutive to earnings per share

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 2,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets
Cash, cash equivalents and short term investments	$41,565	$42,034
Accounts receivable, net	24,535	4,775
Inventories – production	26,556	9,120
Inventories – pending acceptance at customer site	5,900	6,255
Prepaid expenses and other current assets	913	956

Total current assets	99,469	63,140

Property, plant and equipment, net	6,416	5,996
Long-term investments	0	8,052
Investment in 601 California Avenue LLC	2,431	2,431
Other long-term assets	202	3

Total assets	$108,518	$79,622

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$9,811	$1,647
Accrued payroll and related liabilities	2,292	1,617
Other accrued liabilities	3,053	2,943
Customer advances	22,166	3,833

Total current liabilities	37,322	10,040

Other long-term liabilities	401	207
Shareholders’ equity
Common stock	96,229	94,802
Accumulated other comprehensive income	216	253
Retained earnings (deficit)	(25,650)	(25,680)

Total shareholders’ equity	70,795	69,375

Total liabilities and shareholders’ equity	$108,518	$79,622

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